Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Announces Second Quarter Results

BROOMFIELD, Colo., July 24, 2008—Ball Corporation [NYSE:BLL] today announced second quarter earnings of $100 million, or $1.02 per diluted share, on sales of $2.08 billion, compared to $105.9 million, or $1.03 per diluted share, on sales of $2.03 billion in the second quarter of 2007.
For the first six months of 2008, Ball’s earnings were $183.8 million, or $1.87 per diluted share, on sales of $3.82 billion. First half 2007 results were earnings of $187.1 million, or $1.81 per diluted share, on sales of $3.73 billion.
The second quarter and first six months of 2008 included an $8.1 million after-tax charge, or approximately 8 cents per diluted share, for various business consolidation and other activities initiated in the quarter. The results for the first half of 2008 also included an after-tax gain of $4.4 million, or approximately 4 cents per diluted share, on the sale in the first quarter of a small aerospace business in Australia.
“We are pleased that comparable earnings for both the second quarter and the first half increased over record results during the same period a year ago,” said R. David Hoover, chairman, president and chief executive officer.
“Our operations are performing well in a difficult economic environment,” said John A. Hayes, executive vice president and chief operating officer. “Our food and household products packaging and aerospace and technologies segments led the company’s improved performance and demand continues to increase for beverage cans in Europe, China and Brazil. We are focused on margin management, reducing costs and balancing supply with demand in all of our packaging segments. The aerospace and technologies segment had a record second quarter in terms of earnings. Though pleased with this segment’s first half performance, we remain focused on building its backlog.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

Metal Beverage Packaging, Americas and Asia
Earnings for the quarter in the metal beverage packaging, Americas and Asia, segment were $74 million on sales of $833.9 million. In 2007, second quarter earnings in the segment were $89.1 million on sales of $871.2 million. For the first six months, earnings in 2008 were $148 million on sales of $1.54 billion, compared to $191 million on sales of $1.57 billion in the first half of 2007.
The second quarter and first half of 2008 included a charge of $10.6 million to close a metal beverage container manufacturing plant in Kent, Wash. Also in the second quarter, a decision to continue to operate existing end-making equipment and not install a new end-module that would have been part of a multi-year project resulted in a gain of $7.2 million for the recovery of costs previously provided for closure obligations.
Improved operating performance in the quarter partially offset the effects of softer North American volumes and the absence in 2008 of the North American inventory gain realized in the second quarter of 2007. Sales volumes in China increased around 20 percent.

Metal Beverage Packaging, Europe
Second quarter earnings in the metal beverage packaging, Europe, segment were $77.2 million on sales of $571 million, compared to $86.1 million on sales of $484.8 million a year ago. For the first six months, earnings were $125.2 million on sales of $976.6 million, compared to $122.9 million on sales of $805.5 million in the first half of 2007.
Volumes in the metal beverage packaging, Europe, segment were up approximately 7 percent over 2007 levels for the quarter despite cool, wet weather in much of eastern and central Europe and transportation and customer strikes in France and Spain. The strength of the euro contributed to higher European beverage can earnings in the quarter and helped offset the absence of $17 million of business interruption insurance proceeds in 2007 stemming from a 2006 fire at a German plant.

Metal Food & Household Products Packaging, Americas
The metal food and household products packaging, Americas, segment second quarter results were earnings of $14.3 million on sales of $283.2 million, compared to $11.1 million on sales of $284 million in 2007. For the first half of 2008, segment earnings were $29.1 million on sales of $547 million, compared to $10.9 million on sales of $562.8 million in the first six months of 2007.
The metal food and household products packaging segment’s improved performance was driven by increases in pricing, a better product mix and cost reduction activities. The previously announced closing of plants in California and Georgia is on schedule.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 3

Plastic Packaging, Americas
Earnings in the plastic packaging, Americas, segment for the second quarter of 2008 were $1.4 million on sales of $201 million, compared to $7.1 million on sales of $198.7 million in 2007. For the first half of 2008, earnings were $6.2 million on sales of $389.9 million, compared to $9.4 million on sales of $385.3 million in the first six months of 2007.
The second quarter and first half of 2008 included a charge of $4.3 million for the closure of the Brampton, Ontario, plant. Those operations will be consolidated into the company’s other plastic packaging manufacturing facilities in North America. Additional plant closure costs of approximately $2 million are expected to be incurred in the second half of the year. The closure is expected to result in annual, fixed-cost savings of approximately $4 million beginning in 2009.

Aerospace & Technologies
Earnings in the aerospace and technologies segment were $22.7 million on sales of $191.2 million during the second quarter of 2008, compared to $15.6 million on sales of $194.1 million in the same period a year ago. For the first half of 2008, segment earnings were $44.7 million on sales of $369.2 million, compared to $35.2 million on sales of $400.4 million in the first six months of 2007. The first half of 2008 included a pretax gain of $7.1 million on the sale in the first quarter of the segment’s aerospace engineering services business in Australia.
Improved program execution and contract mix, lower unrecoverable costs and higher profit accruals on certain fixed price contracts as they near completion contributed to the higher earnings.

Outlook

“The company’s comparable performance during the first six months of 2008 improved upon a record first half performance in 2007,” Hoover said. “We continue to expect cash flow for the year to be in the range of $300 million, including capital spending of around $330 million. Even with the tough economic conditions our businesses have experienced to date, our goal for the second half of 2008 is to exceed last year’s solid second half performance.”
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2007 sales of approximately $7.4 billion.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 4

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-734-8583. International callers should dial 212-231-2900. Please use the following URL for a Web cast of the live call: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1882825
For those unable to listen to the live call, a taped replay will be available about an hour after the live call’s conclusion until 1 p.m. Eastern Time on July 31, 2008. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21386780.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global credit squeeze; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (June 2008)

Unaudited Statements of Consolidated Earnings

	Three months ended		Six months ended
	June 29,	July 1,	June 29,	July 1,
($ in millions, except per share amounts)	2008	2007	2008	2007
Net sales (Note 1)	$2,080.3	$2,032.8	$3,820.5	$3,727.0
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,738.5	1,682.6	3,176.2	3,076.9
Depreciation and amortization	76.2	69.9	150.8	134.9
Business consolidation costs and other (Note 2)	11.5	-	11.5	-
Gain on sale of subsidiary (Note 2)	-	-	(7.1)	-
Selling, general and administrative	78.5	87.3	160.1	169.5
	1,904.7	1,839.8	3,491.5	3,381.3
Earnings before interest and taxes (Note 1)	175.6	193.0	329.0	345.7
Interest expense	(34.7)	(38.1)	(70.9)	(76.0)
Tax provision	(45.4)	(52.3)	(82.6)	(89.0)
Minority interests	(0.1)	(0.1)	(0.2)	(0.2)
Equity in results of affiliates	4.6	3.4	8.5	6.6
Net earnings	$100.0	$105.9	$183.8	$187.1
Earnings per share (Note 2):
Basic	$1.03	$1.04	$1.89	$1.84
Diluted	$1.02	$1.03	$1.87	$1.81

Weighted average shares outstanding (000s):
Basic	96,911	101,542	97,055	101,826
Diluted	98,459	103,165	98,465	103,374

Condensed Financials (June 2008)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Six months ended
	June 29,	July 1,	June 29,	July 1,
($ in millions)	2008	2007	2008	2007
Cash Flows From Operating Activities:
Net earnings	$100.0	$105.9	$183.8	$187.1
Depreciation and amortization	76.2	69.9	150.8	134.9
Business consolidation costs and other (Note 2)	11.5	-	11.5	-
Gain on sale of subsidiary (Note 2)	-	-	(7.1)	-
Income taxes	(1.1)	33.6	6.3	57.4
Pension funding and expense, net	(3.8)	(6.4)	0.7	(2.4)
Legal settlement	-	-	(70.3)	-
Other changes in working capital	(54.8)	137.7	(366.3)	(148.2)
Other	17.0	18.1	21.0	22.3
	145.0	358.8	(69.6)	251.1
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(86.0)	(78.2)	(160.5)	(166.3)
Proceeds from sale of subsidiary	-	-	8.7	-
Property insurance proceeds	-	-	-	48.6
Other	(7.9)	(1.7)	(10.2)	0.7
	(93.9)	(79.9)	(162.0)	(117.0)
Cash Flows From Financing Activities:
Net change in borrowings	(16.8)	(224.8)	335.3	(85.6)
Dividends	(9.4)	(10.2)	(19.0)	(20.4)
Purchases of common stock, net	(56.1)	(7.8)	(181.2)	(95.3)
Other	2.0	3.7	2.4	6.7
	(80.3)	(239.1)	137.5	(194.6)
Effect of exchange rate changes on cash	2.7	0.9	5.9	0.9

Change in cash	(26.5)	40.7	(88.2)	(59.6)
Cash–beginning of period	89.9	51.2	151.6	151.5
Cash–end of period	$63.4	$91.9	$63.4	$91.9

Condensed Financials (June 2008)

Unaudited Consolidated Balance Sheets

	June 29,	July 1,
($ in millions)	2008	2007
Assets
Current assets
Cash and cash equivalents	$63.4	$91.9
Receivables, net	839.0	772.4
Inventories, net	1,092.8	898.8
Deferred taxes and other current assets	170.2	93.4
Total current assets	2,165.4	1,856.5
Property, plant and equipment, net	2,016.0	1,913.8
Goodwill	1,951.6	1,783.8
Other assets	447.6	371.0
Total assets	$6,580.6	$5,925.1
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$327.1	$162.1
Payables and accrued liabilities	1,261.4	1,173.4
Total current liabilities	1,588.5	1,335.5
Long-term debt	2,415.3	2,233.0
Other liabilities and minority interests	1,053.6	1,011.0
Shareholders’ equity	1,523.2	1,345.6
Total liabilities and shareholders’ equity	$6,580.6	$5,925.1

Notes to Condensed Financials (June 2008)

1.  Business Segment Information

Due to first quarter 2008 management reporting changes, Ball’s China operations are included in the metal beverage packaging, Americas and Asia, segment. The results for the 2007 periods have been retrospectively adjusted to conform to the current year presentation.

	Three months ended		Six months ended
	June 29,	July 1,	June 29,	July 1,
($ in millions)	2008	2007	2008	2007
Sales–
Metal beverage packaging, Americas & Asia	$833.9	$871.2	$1,537.8	$1,573.0
Metal beverage packaging, Europe	571.0	484.8	976.6	805.5
Metal food & household packaging, Americas	283.2	284.0	547.0	562.8
Plastic packaging, Americas	201.0	198.7	389.9	385.3
Aerospace & technologies	191.2	194.1	369.2	400.4
Consolidated net sales	$2,080.3	$2,032.8	$3,820.5	$3,727.0

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$77.4	$89.1	$151.4	$191.0
Business consolidation costs and other (Note 2)	(3.4)	-	(3.4)	-
Total metal beverage packaging, Americas & Asia	74.0	89.1	148.0	191.0
Metal beverage packaging, Europe	77.2	86.1	125.2	122.9
Metal food & household packaging, Americas	14.3	11.1	29.1	10.9
Plastic packaging, Americas	5.7	7.1	10.5	9.4
Business consolidation costs and other (Note 2)	(4.3)	-	(4.3)	-
Total plastic packaging, Americas	1.4	7.1	6.2	9.4
Aerospace & technologies	22.7	15.6	37.6	35.2
Gain on sale of subsidiary (Note 2)	-	-	7.1	-
Total aerospace & technologies	22.7	15.6	44.7	35.2
Segment earnings before interest and taxes	189.6	209.0	353.2	369.4
Undistributed corporate costs	(10.2)	(16.0)	(20.4)	(23.7)
Business consolidation costs and other (Note 2)	(3.8)	-	(3.8)	-
Total undistributed corporate costs	(14.0)	(16.0)	(24.2)	(23.7)
Earnings before interest and taxes	$175.6	$193.0	$329.0	$345.7

Notes to Condensed Financials (June 2008)

2.	Significant Operating and Nonoperating Items

Business Consolidation and Other Activities

In April 2008 the company announced the closure of a U.S. metal beverage packaging plant in Kent, Wash., and recorded a pretax charge of $10.6 million ($6.4 million after tax).  The plant operates two, 12-ounce aluminum beverage can manufacturing lines that will be redeployed to generate higher returns elsewhere in Ball’s worldwide beverage can system.  Also in the second quarter, earnings of $7.2 million ($4.4 million after tax) were recorded to reflect a decision to finalize the North American beverage can end modernization program resulting in the recovery of costs previously expensed in a prior business consolidation charge that will no longer be incurred.

In June 2008 the company announced the closure of a plastic packaging manufacturing plant in Brampton, Ontario, which employs approximately 90 people.  The closed operations will be consolidated into the company’s other plastic packaging manufacturing facilities in North America and will result in a charge of approximately $6 million, of which $4.3 million ($3.8 million after tax) was recorded in the second quarter, with the remaining closure costs to be recorded in the second half of 2008 as they are incurred.

A pretax charge of $3.8 million ($2.3 million after tax), related to previously closed and sold facilities, was also recorded in the second quarter.

Sale of Subsidiary

On February 15, 2008, Ball Aerospace & Technologies Corp. (BATC) completed the sale of its shares in Ball Solutions Group Pty Ltd (BSG) to QinetiQ Pty Ltd of approximately $10.5 million.  BSG was previously a wholly owned Australian subsidiary of BATC that provided services to the Australian department of defense and related government agencies.  After an adjustment for working capital items, the sale resulted in a pretax gain of $7.1 million ($4.4 million after tax).

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Six months ended
	June 29,	July 1,	June 29,	July 1,
($ in millions, except per share amounts)	2008	2007	2008	2007
Net earnings as reported	$100.0	$105.9	$183.8	$187.1
Business consolidation costs and other, net of tax	8.1	–	8.1	–
Gain on sale of subsidiary, net of tax	–	–	(4.4)	–
Net earnings before above transactions	$108.1	$105.9	$187.5	$187.1
Per diluted share before above transactions	$1.10	$1.03	$1.90	$1.81

Ball’s management segregates the above items to evaluate the performance of the company’s operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings.  Non-U.S. GAAP measures should not be considered in isolation.